Exhibit 99.1
IEC Electronics Announces $8.5 million in New Contract Awards

Newark, N.Y. April 10, 2007 - IEC Electronics Corp. (IECE.OB) reports that it has received two orders from one of its Military and Defense customers having a combined value of more than $8.5 million dollars. IEC’s customer has an option to increase the awards by an additional $8.5 million dollars based upon their end market demand. Deliveries will occur throughout IEC’s current quarter and will be completed by December, 2008.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We are very pleased to have received these awards and view them as a statement of our customer’s confidence in IEC and its performance. IEC is the exclusive supplier for these products which enables our customer to avoid the risk and uncertainty with a new supplier and the cost of managing a second source. In turn, this enables IEC to leverage the learning curve associated with building these complex electronic assemblies resulting in improved quality and reducing cost. The collaborative negotiation was directed toward reducing customers total cost of ownership while strengthening our Company through a longer term commitment.”

As a full service EMS provider, IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at
www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan
IEC Electronics Corp.
(315) 332-4262
Hkeenan@iec-electronics.com